                                                              Exhibit (a) 4.

                           Payphones of America, Inc.
                           Consolidated Balance Sheets


                                                                   Jun-95            Jun-96

ASSETS
Current Assets:
    Cash                                                       ($169,071.69)    ($170,709.08)
    Accounts Receivable                                          339,498.44       372,557.99
    Prepaid Expenses                                             499,311.96        39,245.11
    Other Current Assets                                          91,139.99        40,210.91
                                                                  ---------        ---------
Total Current Assets                                             760,878.70       281,304.93
                                                                 ----------       ----------

Operating Equipment
    Telecommunications equipment                               3,848,670.36     3,924,343.66
    Telephone Equipment held for installation                     20,684.45        20,684.45
                                                                  ---------        ---------
                                                               3,869,354.81     3,945,028.11
     Less accumulated depreciation and amortization             (991,873.18)   (1,533,605.18)
                                                                -----------     -------------
Net Operating Equipment                                        2,877,481.63     2,411,422.93
                                                               ------------     ------------

Leasehold improvements, equipment, furniture and fixtures
    net of accumulated depreciation and amortization of
    $118,347.19 and $180,991.76 respectively                     167,422.68        30,706.63

Intangible Assets
    Site contracts, net amortization                           2,234,952.07     1,688,500.68
    Non Compete Agreements, net amortization                     362,083.35       197,083.33
                                                                 ----------       ----------
                                                               2,597,035.42     1,885,584.01
Other Assets                                                     831,335.75       793,406.35

Total Assets                                                  $7,234,154.18    $5,402,424.85
                                                               ============     ============

LIABILITIES
Current Liabilities
    Accounts Payable                                          $  337,245.60    $   84,690.23
    Accrued Expenses                                           1,255,345.44       623,809.53
    Current Maturities of long term debt and notes payable        63,003.28        50,458.91
                                                                       0.00             0.00
                                                                       ----             ----
Total Current Liabilities                                      1,655,594.32       758,958.67

Deferred Revenue, less current maturities                              0.00       (11,522.00)
Long-term debt, less current maturities
    Notes payable and obligations under capital leases         6,141,313.57     5,380,965.03
    Notes payable to stockholders                                262,894.81       644,190.19
                                                                 ----------       ----------
Total Liabilities                                              8,059,802.70     6,772,591.89
                                                               ------------     ------------
Stockholders Equity:
    Common Stock                                                 348,756.03       348,756.03
    APIC                                                         (46,133.09)            0.00
    Accumulated deficit(retained earnings)                    (1,128,271.46)   (1,718,923.07)
Total Stockholders Equity                                       (825,648.52)   (1,370,167.04)
                                                                -----------    -------------
                                                              $7,234,154.18    $5,402,424.85
                                                               ============     ============


                           Payphones of America, Inc.
                     Unaudited Consolidated Income Statement


                                            Jun-95           Jun-96

Revenues
     Coin Calls                        $1,649,738.77     $1,516,505.67
     Non Coin Calls                     1,937,053.41      1,539,280.30
     Other Revenue                         13,786.67        712,438.98
                                           ---------        ----------
Total Revenues                          3,600,578.85      3,768,224.95
                                        ------------      ------------

Cost of Revenues
     Line Access Charges                  866,025.91        698,365.13
     Commissions                          556,942.49        436,680.69
     Service & Collections                777,406.11      1,060,772.30
     Depreciation & Amortization          679,329.58        698,211.55
                                          ----------        ----------
Total Cost of Revenues                  2,879,704.09      2,894,029.67
                                        ------------      ------------

Gross Profit                              720,874.76        874,195.28

SGA Expenses                              846,050.26        883,212.48
                                          ----------        ----------
Operating Income (loss)                  (125,175.50)        (9,017.20)


Other Income (expenses)
     Interest Expense                    (479,226.62)      (333,229.92)
     Gain/Loss of Sale of Assets            6,273.67        (55,474.76)
     Other Income                           4,192.64          4,110.74
                                            --------          --------
Total Other Income (expense)             (468,760.31)      (384,593.94)
                                         -----------       -----------

Income (loss) before taxes on Income     (593,935.81)      (393,611.14)

Taxes on Income                                 0.00              0.00
                                                ----              ----

Net Income                             ($ 593,935.81)    ($ 393,611.14)
                                       =============     =============